Exhibit 99.4

Jaguar Health Announces Exercise of Warrants for $4.45 Million Gross Proceeds

SAN FRANCISCO, CA / May 22, 2020 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced that it has entered into agreements with several institutional and accredited investors wherein the investors agreed to exercise certain outstanding warrants to purchase an aggregate of up to 9,077,102 shares of common stock for gross proceeds to the Company of approximately $4.45 million. These warrants were previously issued in a bridge financing to and as part of Jaguar’s public offering which closed in July 2019.

“We’re very pleased to have executed this transaction,” Lisa Conte, Jaguar's president and CEO, stated, “as it supports our strategy of supporting our patient access programs to remove barriers for people living with HIV/AIDS to access Mytesi®, our non-opioid, oral, plant-based drug product, as we continue to work to become a financially sustainable business supported by growth in Mytesi sales for its FDA- approved indication.”

Ladenburg Thalmann & Co. Inc. is acting as the exclusive solicitation agent for the transaction.

On May 22, 2020, the Company reduced the exercise price of all Series 1 Warrants and Series 2 Warrants issued as part of the July 2019 financing (collectively, the “Original Warrants”) from $1.40 per share to $0.49 per share and from $2.00 per share to $0.49 per share, respectively, and all the warrants to purchase common stock previously issued in private placements by the Company in March through June of 2019 (the “Bridge Warrants”) from $2.00 per share to $0.49 per share.

The issuance of the Original Warrants to the public and the issuance of the Common Stock upon exercise thereof have been registered on a registration statement on Form S-1 (File No. 333-231399), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2019, and an additional registration statement (File No. 333-232715) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"), which became effective when filed. The offer and sale of shares of Common Stock underlying the Bridge Warrants has been registered on the Company’s registration statement on Form S-1 (File No. 333-233989), which was previously filed and declared effective by the SEC.

In consideration for the immediate exercise of the Original Warrants and the Bridge Warrants for cash, the exercising holders will receive new unregistered Series 3 warrants to purchase up to 1 share of common stock (the “Series 3 Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act. The Series 3 Warrants will have an exercise price of $0.53 per share and will be exercisable beginning the earlier of (i) six months from the issuance date and (ii) receipt of the requisite stockholder approval and ending five years thereafter. The Series 3 Warrants will have a cashless exercise feature wherein, following receipt of the requisite stockholder approval, each Series 3 Warrant will be exercisable into one share of common stock for no consideration (the “Alternate Cashless Exercise”).

The Series 3 Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of shares of common stock issuable upon exercise of the Series 3 Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon Rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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